Exhibit 99

Western Sierra Bancorp Reports Record First Quarter;

Fully Diluted Earnings Per Share increases 16% to $.51 for the 1st Quarter

CAMERON PARK, Calif.—(PR NEWSWIRE)—April 13, 2005—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the first quarter ended March 31, 2005.

Financial Highlights from the first quarter of 2005 vs. 2004:

•              An increase in GAAP net income of $558,000 or 16% to $4.02 million

•              An increase in Fully Diluted GAAP EPS to $0.51 from $0.44 or 16%

•              GAAP ROA and ROE of 1.36% and 14.66%, as compared to 1.32% and 14.74%

•              Return on Tangible Equity of 21.05% as compared to 23.15%

•              Total assets increased $123 million or 11% to $1.22 billion

•              Total loans increased $111 million or 13% to $969 million

•              Net interest margin decreased 4 basis points to 5.28% versus 5.32% (increase of 14 bps from Q4 2004)

•              Efficiency Ratio increased to 56.8% from 56.0%

•              Continued superior asset quality with nonperforming assets at just 0.09% of ending assets

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “Despite opening three new branches in the fourth quarter, loan growth and a strong net interest margin resulted in another record quarter for Western Sierra Bancorp. The fundamental economic drivers remain prevalent in the markets we serve.”

Record Earnings and Returns

The Company reported record GAAP Earnings of $4,023,000 for the quarter or $0.51 per diluted share, an increase of $558,000 or 16% over the quarter ended March 31, 2004 in which earnings were $3,465,000 or $0.44 per diluted share.

For the twelve month period ended March 31, 2005 (trailing twelve months) GAAP earnings were $15,594,000 or $1.97 per diluted share, an increase of $4,468,000 or 40% over the $11,126,000 or $1.53 per diluted share reported for the trailing twelve months ended March 31, 2004.

The Company reported record Cash Earnings (excludes amortization expense of intangibles of $117,000 in the first quarter of 2005 and 2004) of $4,140,000 for the quarter or $0.52 per diluted share, an increase of $558,000 or 16% over the quarter ended March 31, 2004 in which Cash Earnings were $3,582,000, or $0.46 per diluted share.

On a GAAP basis, Return on Average Assets was 1.36% for the quarter ended March 31, 2005 as compared to 1.32% for the first quarter ended March 31, 2004. Return on Average Equity was 14.66% for the first quarter ended March 31, 2005 as compared to 14.74% for the first quarter ended March 31, 2004.  Return on Tangible Equity (excludes average Goodwill and other intangible assets from average equity) was 21.05% for the first quarter ended March 31, 2005 as compared to 23.15% ended March 31, 2004.

Strong Loan and Deposit Growth

Total Assets ended the quarter at a record high of $1.22 billion.  This represents a $123 million or 11% increase over March 31, 2004.  The Company has continued its record of strong loan growth.  Total gross loans grew to $969 million, an increase of $111 million or 13% over a year ago.  Total Deposits grew to a record $1.03 billion; this represents a $112 million or 12% increase over March 31, 2004.

Net Interest Income Reaches Record High

Net interest income increased by $1.56 million or 13% over the first quarter of 2004.  The Company’s reported Net Interest Margin (on a fully tax equivalent basis) of 5.28% was down 4 basis points from the first quarter 2004.  Recent increases in interest rates have reduced the number of loans at rate floors as evidenced by the percentage of the loan portfolio at rate floors which has dropped to approximately 20% at March 31, 2005 from a high of 46% at December 31, 2003.  As a result, the yield on loans rose 17 bps as compared to the first quarter of 2004 to 6.91%.  During this period the Company’s cost of funds rose 18 bps to 1.27%.  The loan to deposit ratio fell from 95.3% in the first quarter of 2004 to 92.9% in the first quarter of 2005.  The margin expanded in the first quarter of 2005 as compared to the fourth quarter of 2004 by 14 bps as a result of a higher loan to deposit ratio and increase in the prevailing market rates.

Superior Asset Quality

Credit quality remains strong with $238,000 or 0.02% loan delinquencies between 30 and 89 days as of March 31, 2005 compared to $272,000 or 0.03% loan delinquencies as of March 31, 2004.  Non-performing assets (delinquent loans 90 days and over and REO) as of March 31, 2005 totaled $1,045,000 or 0.09% of total assets, compared to $1,854,000 or 0.17% of total assets at March 31, 2004.  The allowance for loan and lease losses totaled $14.3 million, or 1.47% of loans outstanding at March 31, 2005, compared to $12.2 million, or 1.42%, a year ago.  The Company recorded net recoveries of $52,000 in the first quarter of 2005 as compared to net charge-offs of $30,000 in the same period of 2004.

Other Income / Expense and the Efficiency Ratio

The growth in net interest income of 13% for the quarter was complemented by an increase in non-interest income of 1.6%, which was largely due in part to a $112,000 gain on SBA loan sale and an increase in mortgage premiums of $78,000 which were offset by a decrease in investment service fee income of $161,000.  Operating expenses includes approximately $160,000 in after tax costs related to operating losses incurred by the three denovo branches the Company opened in the fourth quarter of 2004 and a reserve for a check fraud loss of $100,000.  Total operating expenses, excluding amortization of core deposit intangibles, grew at the same approximate rate as net revenue resulting in a relatively flat efficiency ratio, which increased slightly from 56.0% in the first quarter of 2004 to 56.8% in the first quarter of 2005.

Other Information and Disclaimers

Western Sierra Bancorp is comprised of Western Sierra National Bank, Lake Community Bank, Central California Bank and Auburn Community Bank.  The Company operates twenty-nine branches and four loan production facilities in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended March 31,
(Unaudited)	2005	2004	Growth %
Interest income:
Interest and fees on loans	$16,113	$14,036	14.8%
Interest on investment securities:
Taxable	398	369
Exempt from federal taxes	409	387
Interest on Federal funds sold	312	53
Total interest income	17,232	14,844	16.1%

Interest expense:
Interest on deposits	2,671	2,004
Interest on borrowed funds	716	557
Total interest expense	3,387	2,562	32.2%

Net interest income	13,845	12,282	12.7%

Provision for loan and lease losses (LLP)	450	710	-38.3%

Net interest income after LLP	13,395	11,572	15.9%

Non-interest income:
Service charges and fees	1,186	1,195
Investment service fee income	130	291
Net gain on sale and packaging of residential mortgage loans	933	855
Gain on sale of government-guaranteed loans	112	—
Gain (loss) on sale of investment securities	(3)	—
Other income	251	227
Total non-interest income	2,609	2,568	1.6%

Other expenses:
Salaries and benefits	5,403	4,887
Occupancy and equipment	1,611	1,352
Other expenses	2,621	2,309
Merger expenses	—	—
Amortization of core deposit intangibles	180	180
Total other expenses	9,815	8,728	12.6%

Income before income tax	6,189	5,412	14.4%

Income taxes	2,166	1,947
GAAP net income	$4,023	$3,465	16.1%

Amortization of core deposit intangibles after tax	117	117
Cash net income	$4,140	$3,582	15.6%

GAAP EPS
Basic earnings per share	$0.53	$0.46	15.2%
Fully diluted earnings per share	$0.51	$0.44	15.9%

Cash EPS (excluding amortization expense)
Basic earnings per share	$0.54	$0.48	12.7%
Fully diluted earnings per share	$0.52	$0.46	13.9%

Shares used to compute Basic EPS	7,646	7,458
Shares used to compute Fully Diluted EPS	7,956	7,864

Average Loans	$945,555	$837,635	12.9%

Average Investments	$136,044	$106,899	27.3%

Average Earning Assets	$1,081,599	$944,534	14.5%

Average Deposits	$1,017,456	$879,217	15.7%

Average Non-interest Demand Deposits	$267,844	$214,849	24.7%

Average Interest-bearing Liabilities	$811,794	$731,200	11.0%

Average Assets	$1,199,465	$1,052,003	14.0%

Average Equity	$111,315	$94,582	17.7%

Return on Average Assets (GAAP)	1.36%	1.32%

Return on Average Equity (GAAP)	14.66%	14.74%

Return on Tangible Equity	21.05%	23.15%

Net Interest Margin (FTE)	5.28%	5.32%

Efficiency Ratio (FTE)	56.8%	56.0%

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands)

(Unaudited)	March 31, 2005	March 31, 2004	Growth %
ASSETS:
Cash and due from banks	$40,863	$36,453
Federal funds sold	47,100	43,295
Cash and cash equivalents	87,963	79,748	10.3%

Interest-bearing deposits	—	4,000
Loans held for sale	1,484	1,729
Investment securities:
Trading	36	31
Available for sale (amortized cost $79,539 in 2005 and $75,650 in 2004)	80,065	77,695
Held to maturity (market value of $3,129 in 2005 and $3,989 in 2004)	3,017	3,811
Total investments	83,118	81,537	1.9%
Portfolio loans and leases:
Real estate mortgage	639,929	544,422
Real estate construction	193,390	180,633
Commercial	119,099	114,813
Agricultural	11,162	11,509
Installment	3,904	5,178
Lease financing	1,904	1,983
Total gross loans and leases	969,388	858,538	12.9%
Deferred loan and lease fees, net	(2,953)	(2,490)
Allowance for loan and lease losses	(14,276)	(12,165)
Net portfolio loans and leases	952,159	843,883	12.8%

Premises and equipment, net	21,153	19,543
Other real estate	—	—
Goodwill and other intangible assets	33,722	34,551
Other assets	38,807	29,971
Total Assets	$1,218,406	$1,094,962	11.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$280,062	$238,523	17.4%
Interest bearing deposits:
NOW, money market and savings	389,389	336,424
Time, over $100,000	205,810	174,583
Other time	154,557	168,769
Total deposits	1,029,818	918,299	12.1%

Borrowed funds	30,500	32,750
Subordinated debt	36,496	36,496
Other liabilities	7,085	9,867
Total liabilities	1,103,899	997,412	10.7%

Shareholders’ equity:
Preferred stock- no par value; 15,000,000 shares authorized; none issued	—	—
Common stock- no par value; 15,000,000 shares authorized; issued - 7,679,934 shares in 2005 and 7,463,299 shares in 2004	69,037	66,649
Retained earnings	45,132	29,562
Unearned ESOP shares	—	—
Accumulated other comprehensive income	338	1,339
Total shareholders’ equity	114,507	97,550	17.4%
Total Liabilities and Shareholders’ Equity	$1,218,406	$1,094,962	11.3%

Allowance for Loan and Lease Losses to Gross Loans	1.47%	1.42%

Ending Delinquent Loans (past due 30 to 89 days)	$238	$272

Ending Non Performing Loans (non accrual and 90 days or more)	$1,045	$1,854

Total Non Performing Loans and REO - Non Performing Assets	$1,045	$1,854

YTD Net (Recoveries) Charge-offs	$(52)	$30

YTD Net (Recoveries) Charge-offs as a % of Avg Loans	(-.02)%	0.01%

Non Performing Assets as a % of Total Assets	0.09%	0.17%

Total Risk Based Capital To Risk Weighted Assets	12.74%	12.07%

Tier 1 Capital to Risk Weighted Assets	11.49%	10.39%

Tier 1 Capital to Average Assets (Leverage Ratio)	9.74%	8.79%

Contact Information:

Western Sierra Bancorp

Gary D. Gall/Anthony J. Gould, 530/677-5600